Exhibit (a)(1)(D)

Offer to Purchase for Cash
Up to 1,550,000 Ordinary Shares
of
RETALIX LTD.
at
$9.10 PER SHARE
by

BOAZ DOTAN, ELI GELMAN, AVINOAM NAOR, NEHEMIA
LEMELBAUM, MARIO SEGAL AND M.R.S.G. (1999) LTD.

THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 A.M. (MIDNIGHT), NEW YORK TIME, AND 7:00 A.M., ISRAEL TIME, ON NOVEMBER 19, 2009, UNLESS THE OFFER IS EXTENDED.

October 21, 2009

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated as of the date hereof, and the related Letter of Transmittal, which as amended from time to time, together constitute the “Offer”, in connection with the tender offer of Boaz Dotan, Eli Gelman, Avinoam Naor, Nehemia Lemelbaum, Mario Segal and M.R.S.G. (1999) Ltd. (collectively, the “Purchaser”), to purchase up to 1,550,000 ordinary shares, par value NIS 1.0 per share (“Shares”) of Retalix Ltd. (“Retalix”), at a price of $9.10 per Share to the seller in cash, less any applicable withholding taxes, and without interest, upon the terms of, and subject to the conditions to, the Offer. The description of the Offer in this letter is only a summary and is qualified by all of the terms of, and conditions to, the Offer set forth in the Offer to Purchase and Letter of Transmittal.

        We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of your Shares can be made only by us as the holder of record of the Shares and only pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

          Please instruct us as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms of, and subject to the conditions to, the Offer.

        If you determine to tender your Shares in the Offer, we also request instructions as to whether you are eligible for an exemption from Israeli withholding tax by completing the enclosed Declaration Form (“Declaration of Status for Israeli Income Tax Purposes”). Failure to deliver the “Declaration of Status for Israeli Income Tax Purposes” will result in withholding tax at source at the rate of 20% (for individuals) and 25% (for corporations) from the gross proceeds payable to you. In this respect, as more fully described in the Offer to Purchase, pursuant to Israeli tax law, the Purchaser will withhold applicable amounts from the cash payment (if any) made to you with respect to Shares tendered by you and accepted for payment by the Purchaser pursuant to the Offer, unless you are either (1) eligible for a full exemption from such tax and complete and submit to us the Declaration Form together with your tender instructions, or (2) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate. We are (or our nominee is) the holder of record of Shares held by us for your account, and, therefore, you may submit the Declaration Form only to us. You are urged to consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure). See Section 5 of the Offer to Purchase, which also sets forth important information with respect to U.S. backup withholding taxes.

        Your attention is directed to the following:

    1.        The offer price is $9.10 per Share to you in cash, less any applicable withholding taxes and without interest.

    2.        The Offer is being made for up to 1,550,000 Shares.

    3.        Shareholders may tender their Shares until 12:00 a.m., New York time, and 7:00 p.m., Israel time, on November 19, 2009 (the “Completion Date”), unless the Offer is extended. The period from the commencement of the Offer until the Completion Date (as may be extended by the Purchaser) is referred to as the Offer Period.

    4.        The Offer is not conditioned on the availability of financing or the approval of the board of directors of Retalix. It is, however, conditioned upon the simultaneous closing of a private placement transaction in which the Purchaser will purchase, directly from Retalix and from its chief executive officer, additional Shares. Please see Section 11 of the Offer to Purchase, which sets forth in full the conditions to the Offer.

    5.        If more than 1,550,000 Shares are validly tendered and not properly withdrawn prior to 12:00 a.m., New York time, and 7:00 a.m., Israel time, on the Completion Date, the Purchaser will purchase 1,550,000 Shares on a pro rata basis from all tendering shareholders. In such circumstances, the number of Shares that the Purchaser will purchase from each tendering shareholder will be based on the total number of Shares validly tendered and not properly withdrawn by all shareholders prior to the Completion Date. You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

    6.        Promptly following the Completion Date, the Purchaser will announce the results of the Offer and the proration factor, if any. If the Purchaser is unable to promptly determine the final proration results, the Purchaser will announce the preliminary results. Shares accepted for payment pursuant to the Offer will be paid promptly following the calculation of the final proration factor.

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    7.        Tendering shareholders will generally not be obligated to pay brokerage fees, service fees or commissions with respect to the purchase of Shares by the Purchaser in the Offer. Except as otherwise provided in Instruction 6 to the Letter of Transmittal, share transfer taxes will not be paid by the Purchaser.

        If you wish to have us tender any or all of your Shares held by us for your account, please (1) so instruct us by completing, executing and returning to us the instruction form contained in this letter and (2) if applicable to you, complete, execute and return to us the Declaration Form enclosed with this letter.

        IF YOU DO NOT WISH TO TENDER ANY SHARES, YOU MAY SIMPLY DO NOTHING.

        An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares in the Offer, all of your Shares will be tendered unless otherwise specified in your instructions. Your tender instructions (and Declaration Form, if applicable) should be forwarded to us in ample time to permit us to submit a tender on your behalf and, if you completed the Declaration Form, request an exemption from Israeli withholding tax on your behalf, prior to the Completion Date.

        The Offer is made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all of Retalix’s shareholders. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant to the Offer, the Purchaser will make a good faith effort to comply with that state statute. If, after its good faith effort, the Purchaser cannot comply with that state statute, subject to applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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TENDER INSTRUCTION LETTER
with Respect to the Offer
to Purchase for Cash
Up to 1,550,000 Ordinary Shares
of
Retalix Ltd.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 21, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal, which, as amended from time to time, together constitute the “Offer”, in connection with the tender offer of Boaz Dotan, Eli Gelman, Avinoam Naor, Nehemia Lemelbaum, Mario Segal and M.R.S.G. (1999) Ltd. (collectively, the “Purchaser”), to purchase up to 1,550,000 ordinary shares, par value NIS 1.00 per share (the “Shares”) of Retalix Ltd. (“Retalix”), at a price of $9.10 per Share to the seller in cash, less any applicable withholding taxes, and without interest, upon the terms of, and subject to the conditions to, the Offer.

        This will instruct you to tender in the Offer the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated: ______________________, 2009

SIGN HERE

Number of Ordinary Shares	__________________________________________________
To Be Tendered:
__________________________________________________
_________________ Ordinary Shares[1]	Signature(s)
__________________________________________________

__________________________________________________
Please type or print names(s)

__________________________________________________

__________________________________________________

__________________________________________________
Please type or print address

__________________________________________________
Area Code and Telephone Number

__________________________________________________
Taxpayer Identification or Social Security Number

PLEASE NOTE THAT THIS TENDER INSTRUCTION LETTER IS TO TENDER YOUR SHARES IN ACCORDANCE WITH THE TERMS AND CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE.

[1]	Unless otherwise indicated, it will be assumed that all Ordinary Shares held by us for your account are to be tendered.

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